EXHIBIT A

         Cover Letter to the Offer to Purchase and Letter of Transmittal

             [BACAP Alternative Multi-Strategy Fund, LLC Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

November 26, 2003

Dear BACAP Alternative Multi-Strategy Fund, LLC Investor:

          We are writing to inform you of important dates relating to a tender offer by BACAP Alternative Multi-Strategy Fund, LLC (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

          The tender offer period will begin on November 26, 2003 and end at 12:00 midnight, Eastern Time, on Friday, December 26, 2003. The purpose of the tender offer is to provide liquidity to Investors that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

          Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than Friday, December 26, 2003. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

          All tenders of Interests must be received by the Fund's Sub-Administrator, Forum Shareholder Services, LLC, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by Friday, December 26, 2003.

          If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your investment professional.

Sincerely,

BACAP Alternative Multi-Strategy Fund, LLC




03564.0004 #444784